As filed with the U.S. Securities and Exchange Commission on January 11, 2010

File Nos. 333-158247

811-21777

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-14 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 [X] Pre-Effective Amendment No. [ ] Post-Effective Amendment No. 1

JOHN HANCOCK FUNDS III
(Exact Name of Registrant as Specified in Charter)

601 Congress Street Boston, Massachusetts 02110 (Address of Principal Executive Offices) (617) 663-4324 (Registrant’s Area Code and Telephone Number)

David D. Barr	With copies to:
601 Congress Street
Boston, Massachusetts 02110	Mark P. Goshko, Esq.
K&L Gates LLP
(Name and Address of	One Lincoln Street
Agent for Service)	Boston, Massachusetts 02111

JOHN HANCOCK FUNDS III (“REGISTRANT”) CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following papers and documents:

Cover Sheet Contents of Registration Statement

Part A — Joint Proxy Statement/Prospectus of Registrant – Incorporated by reference to the Registrant’s
Statement on Form N-14 filed on March 27, 2009, SEC Accession No. 0000950135-09-002138

Part B — Statement of Additional Information of Registrant– Incorporated by reference to the Registrant’s
Statement on Form N-14 filed on March 27, 2009, SEC Accession No. 0000950135-09-002138

Part C — Other Information

Signature Page

Exhibit Index

Exhibits – The sole purpose of this filing is to file as an exhibit the opinion and consent of counsel supporting the tax matters and consequences to shareholders of the reorganization described in Registrant’s
Registration Statement on Form N-14, filed on March 27, 2009, as required by Item 16(12) of Form N-14.
Part C of this Registration Statement has been updated as necessary.

PART C OTHER INFORMATION

ITEM 15.	INDEMNIFICATION

     No change from the information set forth in Item 25 of the most recently filed amendment to the Registration Statement of John Hancock Funds III (“Registrant”) on Form N-1A under the 1933 Act and the 1940 Act (File Nos. 333-125838 and 811-21777) as filed with the Securities and Exchange Commission (the “SEC”) on July 31, 2009 (accession no. 0000950123-09-028376), which information is incorporated herein by reference.

ITEM 16.	EXHIBITS

Exhibit No.	Exhibit Description	Note
(1)	Amended and Restated Declaration of Trust dated August 12, 2005.	(1)
(2)	By-Laws dated June 9, 2005.	(2)
(3)	Not applicable.
(4)	Form of Agreement and Plan of Reorganization.	(8)
(5)	Instruments Defining Rights of Security Holders, see Exhibits (1) and (2).
(6)(a)	Advisory Agreement dated September 21, 2005 between the Registrant and John Hancock	(3)
Investment Management Services, LLC (“JHIMS”).
(6)(b)	Amendment to Advisory Agreement relating to the John Hancock Disciplined Value Fund	(4)
(formerly known as John Hancock Core Value Fund), between the Registrant and JHIMS.
(6)(c)	Subadvisory Agreement between JHIMS and Robeco Investment Management, Inc.	(4)
(“Robeco”).
(7)	Distribution Agreement between John Hancock Funds, LLC and Registrant.	(1)
(8)	Not applicable.
(9)	Custody Agreement between Registrant and State Street Bank & Trust Co.	(1)
(10)(a)	Plan of Distribution pursuant to Rule 12b-1 dated September 2, 2005, as amended	(5)
December 13, 2006 relating to Class A, B and C Shares.
(10)(b)	Plan of Distribution pursuant to Rule 12b-1 dated September 2, 2005, as amended	(5)

1 Incorporated by reference to an exhibit filed with pre-effective amendment no. 2 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on September 2, 2005 (Accession No. 0000898432-05-000776).

2 Incorporated by reference to an exhibit filed with Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on June 15, 2005 (Accession No. 0000898432-05-000492).

3 Incorporated by reference to an exhibit filed with post-effective amendment no. 5 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on January 16, 2008 (Accession No. 0000950135-08-000181).

4 Incorporated by reference to an exhibit filed with post-effective amendment no. 14 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on December 15, 2008 (Accession No. 0000950135-08-008163).

5 Incorporated by reference to an exhibit filed with post-effective amendment no. 3 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on December 15, 2006 (Accession No. 0001010521-06-000969).

Exhibit No.	Exhibit Description	Note
	December 13, 2006 relating to Class R1 shares.
(10)(c)	Amended and Restated Multiple Class Plan pursuant to Rule 18f-3.	(6)
(11)	Opinion and Consent of Counsel.	(8)
(12)	Opinion as to Tax Matters and Consent.	(#)
(13)(a)	Master Transfer Agency and Services Agreement dated June 1, 2007 between Registrant	(3)
	and John Hancock Signature Services, Inc.
(13)(b)	Expense Limitation Agreement dated May 22, 2008 between the Registrant and JHIMS.	(4)
(14)(a)	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers	(8)
	LLP).
(14)(b)	Consent of Independent Registered Public Accounting Firm (Ernst & Young LLP).	(8)
(15)	Not applicable.
(16)	Powers of Attorney.	(8)
(17)(a)	Code of Ethics of JHIMS, MFC, and each John Hancock open-end and closed-end fund	(7)
	dated January 1, 2008.
(17)(b)	Code of Ethics of Robeco.	(4)
(17)(c)	Form of Proxy Card.	(8)

Item 17.Undertakings.

(1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the “1933 Act”), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new Registration Statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

NOTICE

A copy of the Amended and Restated Declaration of Trust of John Hancock Funds III is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf

____________________________________

6 Incorporated by reference to an exhibit filed with post-effective amendment no. 9 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on June 25, 2008 (Accession No. 0000950135-08-004552).

7 Incorporated by reference to an exhibit filed with post-effective amendment no. 5 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on January 16, 2008 (Accession No. 0000950135-08-000181).

8 Incorporated by reference to an exhibit filed with the Registrant’s Registration Statement on Form N-14 (File Nos. 333-158247 and 811-21777), as filed with the SEC on March 27, 2009 (Accession No. 0000950135-09-002138).

# Filed herewith.

of the Registrant by an officer of the Registrant as an officer and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually, but are binding only upon the assets and property of the Registrant.

SIGNATURES

     As required by the Securities Act of 1933, this registration statement has been signed on behalf of the Registrant, in the City of Boston and Commonwealth of Massachusetts on the 11th day of January 2010.

John Hancock Funds III

By: /s/ Keith F. Hartstein*
Name: Keith F. Hartstein
Title: President and Chief Executive Officer

     As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Keith F. Hartstein	President and	January 11, 2010
Keith F. Hartstein	Chief Executive Officer

/s/ Charles A. Rizzo	Chief Financial Officer	January 11, 2010
Charles A. Rizzo	(Principal Financial Officer and Principal
Accounting Officer)
/s/James R. Boyle*	Trustee	January 11, 2010
James R. Boyle

/s/James F. Carlin*	Trustee	January 11, 2010
James F. Carlin

/s/William H. Cunningham*	Trustee	January 11, 2010
William H. Cunningham

/s/Deborah C. Jackson*	Trustee	January 11, 2010
Deborah C. Jackson

/s/Charles L. Ladner*	Trustee	January 11, 2010
Charles L. Ladner

/s/Stanley Martin*	Trustee	January 11, 2010
Stanley Martin

/s/John A. Moore*	Trustee	January 11, 2010
John A. Moore

/s/Patti McGill Peterson*	Trustee	January 11, 2010
Patti McGill Peterson

/s/Steven R. Pruchansky*	Trustee	January 11, 2010
Steven R. Pruchansky

/s/Gregory A. Russo*	Trustee	January 11, 2010
Gregory A. Russo

/s/John G. Vrysen*	Trustee	January 11, 2010
John G. Vrysen

*By: Power of Attorney

By:	/s/ David D. Barr
David D. Barr
Attorney-in-Fact

Pursuant to Power of Attorney
filed with Post-Effective
Amendment No. 17 to the Trust’s
Registration Statement on May
15, 2009

EXHIBIT INDEX

Exhibit No.

Description

(12)	Opinion as to Tax Matters and Consent.